Exhibit 99.1

           News Release
FOR IMMEDIATE RELEASE

DATE:	November 25, 2009

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Third Quarter 2009
Results of Operations

Mount Laurel, NJ, November 25, 2009 — Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, a locally focused, community oriented, full service commercial bank which operates through ten retail branches that are located in New Jersey’s Burlington and Camden Counties, reported a third quarter loss before income taxes of $1,654,000, and an after tax loss of $4,510,000, or $0.77 per share, on a basic and diluted basis.

For the quarter ending September 30, 2009, the Company reported a net loss of $4,510,000, compared to net income of $79,000 for the third quarter of 2008.  On a basic and diluted per share basis, the net loss for the third quarter of 2009 was $0.77 per share compared to net income for the third quarter of 2008 of $0.01 per share.  For the nine months ended September 30, 2009 and 2008, the net loss was $5,905,000 and $405,000, respectively.  On a basic and diluted per share basis, the net loss for the nine months ended September 30, 2009 and 2008 was $1.01 and $0.07 per share, respectively.  During the quarter ending September 30, 2009, management determined that there was a need for a valuation allowance of $3.5 million on the Company’s deferred tax assets.  Based on forecasts of the Company’s future profitability and relevant accounting rules, management concluded full recognition of these tax assets was in doubt.

Total assets of the Company were $388 million as of September 30, 2009 and 2008, respectively.  Loans outstanding totaled $297 million as of September 30, 2009, a decrease of $5 million, or 2%, from total loans of $302 million as of September 30, 2008.  Deposits totaled $343 million as of September 30, 2009, an increase of $22 million, or 7%, from total deposits of $321 million as of September 30, 2008.  These results reflect the continued efforts by management to reduce the general level of risk on the balance sheet.

For the quarter ended September 30, 2009, the Company’s net interest income after the provision for loan losses decreased by $1,451,000, or 45%, compared to the same period in 2008, primarily as a result of an increase in provision for loan losses of $970,000 and a decline of $481,000 in the net interest income in 2009.  The decrease in net interest income includes a decline of $626,000, or 76 basis points, in the net interest margin including approximately $152,000 in lost revenue on nonaccrual loans and partially offset by an increase in interest income on increased interest earning assets outstanding of $145,000.  Noninterest income for the quarter ended September 30, 2009 amounted to $177,000, a decrease of $106,000, or 37%, primarily as a result of decreased prepayment penalties for early loan payoffs of $61,000, a decrease in late charges of $16,000, and a decrease in miscellaneous fees of $10,000.  Noninterest expenses increased $236,000, or 7%, for the three months ended September 30, 2009 as compared to the same period in 2008, primarily from an increase in deposit insurance.

For the nine months ended September 30, 2009, the Company’s net interest income after the provision for loan losses decreased by $2,612,000, or 28%, compared to the same period in 2008, primarily as a result of an increase in provision for loan losses of $960,000 and a decrease in the net interest income of $1,652,000.  The decrease in net interest income includes a decline of $1,837,000, or 70 basis points, in the net interest margin including approximately $428,000 in lost revenue on nonaccrual loans and partially offset by an increase in interest income on increased interest earning assets outstanding of $185,000.  Noninterest income for the nine months ended September 30, 2009 amounted to $582,000, a decrease of $213,000, or 27%, compared to the same period in 2008, primarily as a result of a decrease in gains on sales of available-for-sale securities of $90,000, a decrease in miscellaneous fee income of $41,000 pertaining to a one time sale of branch rights to one of our former Farnsworth locations ($30,000) in 2008, a decrease in prepayment penalties on early loan payoffs of $27,000, a decrease in mortgage origination income of $13,000, and a decrease in late charges of $11,000.  Noninterest expenses increased $436,000, or 4%, for the nine months ended September 30, 2009 as compared to the same period in 2008, primarily from an increase in deposit insurance of $566,000, including a one time special assessment of $183,000, an increase in loan workout expenses of $431,000, a partial write down of $82,000 on the Company’s former Gaither Road branch, an increase in partial write downs and/or net losses on sales of OREO of $77,000, and a decrease in personnel expenses of $737,000.

Robert H. King, President and CEO of Sterling Banks, Inc., commented concerning the status and progress of Sterling Bank: “Unfavorable economic conditions persist as a recessionary environment of prolonged proportions continues to evolve. Overall loan portfolio components are faring well with the exception of residential construction exposure. This isolated loan portfolio segment is challenged, however, individual loans are paying off on a regular basis, the rate of emerging problem loans has slowed dramatically, and work-out efforts are attaining reasonable successes, although slowed by an overloaded legal system resulting in foreclosure docket backlogs.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the nine months ended, September 30, 2009 and 2008

	Three Months Ended		Nine Months Ended
	09/30/2009	09/30/2008	09/30/2009	09/30/2008
INCOME STATEMENT
Interest income	$4,764,000	$5,464,000	$14,266,000	$17,093,000
Interest expense	1,902,000	2,121,000	6,242,000	7,417,000
Net interest income	2,862,000	3,343,000	8,024,000	9,676,000
Provision for loan losses	1,075,000	105,000	1,465,000	505,000
Net interest income after provision for loan losses	1,787,000	3,238,000	6,559,000	9,171,000
Noninterest income	177,000	283,000	582,000	795,000
Noninterest expenses	3,618,000	3,382,000	11,023,000	10,588,000
Income (loss) before taxes	(1,654,000)	139,000	(3,882,000)	(622,000)
Income tax expense (benefit)	2,856,000	60,000	2,023,000	(217,000)
Net income (loss)	$(4,510,000)	$79,000	$(5,905,000)	$(405,000)

PER SHARE DATA
Basic and Diluted income (losses)per share	$(0.77)	$0.01	$(1.01)	$(0.07)

Average shares outstanding -
Basic	5,843,362	5,843,362	5,843,362	5,843,362
Diluted	5,843,362	5,849,335	5,843,362	5,843,362

BALANCE SHEET
Assets
Cash & due from banks			$9,071,000	$10,516,000
Federal funds sold			19,498,000	5,333,000
Total investment securities			47,142,000	39,189,000
Restricted stock			2,014,000	2,448,000
Total loans			296,914,000	302,008,000
Allowance for loan losses			(6,682,000)	(3,015,000)
Other assets			19,943,000	31,388,000
Total assets			$387,900,000	$387,867,000

Liabilities
Total deposits			$343,203,000	$321,483,000
Total borrowings			21,436,000	22,186,000
Other liabilities			1,606,000	1,335,000
Total liabilities			366,245,000	345,004,000
Shareholders' equity
Common stock			11,687,000	11,687,000
Additional paid-in capital			29,823,000	29,748,000
Retained earnings (Accumulated deficit)			(20,184,000)	1,544,000
Accumulated other comprehensive income (losses)			329,000	(116,000)
Total shareholders' equity			21,655,000	42,863,000
Total liabilities and shareholders’ equity			$387,900,000	$387,867,000

PERFORMANCE RATIOS
Book value per share			$3.71	$7.34
Tangible book value per share			$3.35	$4.82
Return on average assets	(4.58)%	0.08%	(2.01)%	(0.14)%
Return on average equity	(69.71)%	0.74%	(29.95)%	(1.26)%
Net interest margin	3.24%	4.00%	3.04%	3.74%

As previously disclosed, following a recent regulatory examination of Sterling Bank (the “Bank”), the Federal Reserve Bank of Philadelphia (the “FRB”) orally indicated that the Bank’s allowance for loan and leases losses (“ALLL”) at and for the quarter ended June 30, 2009 should be increased from amounts previously reported as of June 30, 2009.  The FRB has not given any definitive written findings, but the oral indication was that the ALLL should be increased by $4.5 to $6.0 million.  Based on the FRB’s recommendation, the Company is evaluating the ALLL reflected in the Company’s financial statements for the period ended June 30, 2009.  As a result of the discussions with the Company’s auditors related to the evaluation of the ALLL and the discussions with the FRB, the Company’s auditors were not able to complete a review of the Company’s September 30, 2009 financial statements.

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $388 million as of September 30, 2009, and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.